Exhibit 5.1

March 10, 2011

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S.

Luxembourg B97483

Re:	9,500,000 Shares of Common Stock of MagnaChip Semiconductor

Corporation, represented by 9,500,000 Depositary Shares, Offered

Through Underwriters

Ladies and Gentlemen:

We are acting as counsel for MagnaChip Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale of up to 9,500,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company, consisting of up to 950,000 newly-issued Shares (the “Primary Shares”) and up to 8,550,000 Shares (the “Secondary Shares”) held by certain stockholders of the Company (the “Selling Stockholders”). All of the Shares will be sold in the form of the Company’s depositary shares (the “Depositary Shares”), each of which represents a fractional ownership interest in a Primary Share and a Secondary Share, all as set forth in the Company’s Registration Statement on Form S-1 (Reg. No. 333-165467), initially filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2010 (as amended and supplemented, the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The offering and sale of Depositary Shares representing the Shares pursuant to the Registration Statement will be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Stockholders and Goldman, Sachs & Co., Barclays Capital Inc. and Deutsche Bank Securities Inc., acting as the representatives of the several underwriters named in Schedule I thereto. The Depositary Shares, each of which represents a fractional ownership interest in 0.1 of a Primary Share and 0.9 of a Secondary Share, will be issued under the deposit agreement, dated as of March 10, 2011 (the “Deposit Agreement”), among the Company, the depositary named therein (the “Depositary”) and the holders and beneficial owners from time to time of the Depositary Shares.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.         The Primary Shares have been authorized by all necessary corporate action of the Company and, when (i) the Primary Shares have been deposited with the Depositary pursuant to the Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are issued and delivered pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable.

2.         The Secondary Shares are validly issued, fully paid and nonassessable.

3.         The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefore as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

4.         The Deposit Agreement has been authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company.

In rendering the opinions set forth above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Primary Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Primary Shares are issued and delivered by the Company. With respect to the Shares consisting of Depositary Shares, we have further assumed that (i) the Deposit Agreement will have been executed and delivered by the Depositary and the other parties thereto and the resolutions authorizing the Company to enter into the Deposit Agreement will be in full force and effect at all times at which the Depositary Shares are issued and delivered; and (ii) the Depositary Shares will be issued after the Company and the Selling Stockholders deposit with the Depositary the Shares to be represented by such Depositary Shares as contemplated by the Registration Statement and the Deposit Agreement.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day